Exhibit 5 and 23.1

August 25, 2008

Hospira, Inc.

275 North Field Drive

Lake Forest, Illinois 60045

and

Lori O. Carlson

Richard J. Hoffman

Henry A. Weishaar

Employee Benefit Board of Review of Hospira, Inc.

Hospira Non-Qualified Savings and Retirement Plan

275 North Field Drive

Lake Forest, Illinois 60045

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Hospira, Inc., a Delaware corporation (the “Company”). I have examined the Registration Statement on Form S-8 to which this is an exhibit, to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $50,000,000 of Deferred Compensation Obligations, which represent unsecured obligations of the Company to pay deferred compensation in accordance with the Hospira Non-Qualified Savings and Investment Plan (the “Plan”). I, or members of my staff, have also examined, or are otherwise familiar with, the Company’s Restated Certificate of Incorporation and Amended and Restated ByLaws and the applicable Plan documents. In addition, I have made such other examinations and have ascertained or verified to my satisfaction such additional facts as I deem pertinent under the circumstances.

On the basis of such examinations, I am of the opinion that, when issued in accordance with the terms of the Plan and pursuant to the Registration Statement, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

I hereby consent to the filing of this legal opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Brian J. Smith
Brian J. Smith
Senior Vice President,
General Counsel and Secretary